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                                   EXHIBIT "A"
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Contact:  Stephen L. Way, Chairman
          HCC Insurance Holdings, Inc.
          713/690-7300

For Immediate Release
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                          HCC INSURANCE HOLDINGS, INC.
                  ANNOUNCES NEW MEMBER OF EXECUTIVE MANAGEMENT

HOUSTON (September 24, 1997) . . . Stephen L. Way, Chairman and Chief Executive Officer of HCC INSURANCE HOLDINGS, INC. ("HCCH"), NYSE symbol: HCC, announced that the Company will employ John N. Molbeck in the position of President of HCCH. Mr. Molbeck will also become a Director and a member of the Executive Committee. He is expected to commence employment in January, 1998.

Mr. Molbeck is 50 years old and currently a senior executive with the Aon Group of Companies. He was previously President and Chief Executive Officer of Energy Insurance International, Inc., a large independent retail insurance and reinsurance brokerage company and prior to that, President and Chief Executive Officer of J.H. Blades & Company, Inc., a managing general agency and surplus lines insurance brokerage company. A Certified Public Accountant, his career spans 22 years in the insurance industry.

Frank J. Bramanti, currently interim President of HCCH, will concentrate his
efforts on mergers,  acquisitions and corporate financing.   Mr. Bramanti  will
remain a Director and member of the Executive Committee of HCCH.

Peter B. Smith, currently Executive Vice President and Chief Operating Officer of HCCH, will also assume the duties of Chief Executive Officer of Houston Casualty Company, the Group's largest insurance company subsidiary. Mr. Smith is also a Director and member of the Executive Committee of HCCH.

Mr. Way added that he felt fortunate to obtain the services of Mr. Molbeck who is an executive with enormous experience, integrity and energy and that his addition to executive management would greatly enhance the Company's ability to continue its growth far beyond the turn of the

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century.

Headquartered in Houston, Texas, HCC INSURANCE HOLDINGS, INC. is an international specialty insurance group whose shares are traded on the New York Stock Exchange (symbol: HCC) with a market capitalization of over $1.25 billion.


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